Exhibit 99.1

Filed by First Mid-Illinois Bancshares, Inc.
pursuant to Rule 425 under the Securities Act of 1933,
as amended, and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934, as amended

Subject Company: First Clover Leaf Financial Corp.
File No. of Related Registration Statement: 333-212000

FOR IMMEDIATE RELEASE
June 27, 2016

Media Contact: Laura ZuHone                          Investor Contact: Aaron Holt
VP, Director of Marketing                          AVP, Shareholder Relations
217-258-0675                                  217-258-0463
lzuhone@firstmid.com aholt@firstmid.com

FIRST MID-ILLINOIS BANCSHARES JOINS
RUSSELL 3000® INDEX

MATTOON, IL - First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) today announced that, effective after the US market opened on June 27, it joined the Russell 3000® Index following the Russell US Indexes annual reconstitution.

Annual reconstitution of the Russell US indexes captures the 4,000 largest US stocks as of the end of May, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

“Inclusion in the Russell 3000® Index will give our stock increased exposure to investors and the financial community,” said Joe Dively, Chairman and CEO of the Company. “The continued execution of our strategic growth plan and increase in market capitalization during the past year enabled us to achieve this inclusion in the widely followed Russell 3000® Index.”

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell US indexes.

For more information on the Russell 3000® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About First Mid-Illinois Bancshares, Inc.:
First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. First Mid’s mission is to fulfill the financial needs of its communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and stockholders. First Mid Bank is recognized as a top-performing community bank, having earned a five-star Bauer Financial rating, named among top 100 community banks by S&P Global Market Intelligence, as well as being named Small Business Administration (SBA) 2015 Community Bank of the Year by the Illinois District Office.

About FTSE Russell:
FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Safe Harbor:

This document may contain certain forward-looking statements, such as discussions of the Company’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company and First Clover Leaf, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between the Company and First Clover Leaf will not be realized or will not be realized within the expected time period; the risk that integration of the operations of First Clover Leaf with the Company will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approvals; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of the Company and First Clover Leaf; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the Company’s and First Clover Leaf’s loan or investment portfolios and the valuation of those investment portfolios; success in raising capital by the Company and First Clover Leaf; demand for loan products; deposit flows; competition, demand for financial services in the market areas of the Company and First Clover Leaf; and accounting principles, policies and guidelines. Additional information concerning the Company and First Clover Leaf, including additional factors and risks that could materially affect the Company’s and First Clover Leaf’s financial results, are included in the Company’s and First Clover Leaf’s filings with the SEC, including their Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Proxy Statement/Prospectus:

This material is not a substitute for the proxy statement/prospectus that the Company and First Clover Leaf filed with the Securities and Exchange Commission on June 13, 2016. Investors in the Company or First Clover Leaf are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors, and any amendments thereto when they become available. The proxy statement/prospectus and other documents which will be filed by the Company and First Clover Leaf with the Securities and Exchange Commission will be available free of charge at the Securities and Exchange Commission’s website, www.sec.gov, or by directing a request to First Mid-Illinois Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Secretary; or to First Clover Leaf Financial Corp., P.O. Box 540, Edwardsville, IL 62025, Attention: Secretary. The final proxy statement/prospectus will be mailed to the stockholders of each of the Company and First Clover Leaf.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation:

The Company and First Clover Leaf, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of the Company is set forth in the proxy statement for its 2016 annual meeting of stockholders. Information about the directors and executive officers of First Clover Leaf is set forth in its Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2016. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions, and any amendments thereto when they become available.

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